Exhibit 99.1

ConocoPhillips Reports Second-Quarter Earnings of $4.2 Billion or $2.77 per Share

Company Plans to Sell Entire LUKOIL Stake

Highlights

  Second-quarter adjusted earnings of $2.5 billion, or $1.67 per share
  E&P production of 1.73 million BOE per day
  U.S. refining capacity utilization rate of 96 percent
  Program to sell entire interest in OAO LUKOIL
  Completed the Syncrude and CFJ dispositions
  Cancelled Wilhelmshaven Refinery upgrade project
  Strengthened balance sheet and reduced debt

HOUSTON--(BUSINESS WIRE)--July 28, 2010--ConocoPhillips (NYSE:COP) today reported second-quarter earnings of $4.2 billion, compared with second-quarter 2009 earnings of $0.9 billion. Excluding a net benefit of $1.7 billion, primarily from dispositions and an impairment, second-quarter 2010 adjusted earnings were $2.5 billion, or $1.67 per share.

“We had a solid quarter, with strong earnings and meaningful progress in executing our plans to create value,” said Jim Mulva, chairman and chief executive officer. “E&P delivered production volumes and costs in line with expectations, while our R&M business benefited from improved global refining and marketing margins and higher U.S. refining capacity utilization rates. We are pleased to announce agreement with LUKOIL for the sale of a 7.6 percent interest in LUKOIL. This, along with our Syncrude and CFJ divestments, is consistent with our strategy to enhance returns.”

“Over the past five years, ConocoPhillips and LUKOIL have worked closely together to develop opportunities in and out of Russia,” Mulva added. “Our experience with LUKOIL and the Russian authorities has been positive, and we look forward to a productive relationship in the future. However, given the expected business environment and our stated strategy to enhance returns and increase distributions, we have made the decision to sell our entire stake in LUKOIL. We expect to accomplish this by the end of 2011, with the proceeds used primarily to repurchase ConocoPhillips shares.”

ConocoPhillips and LUKOIL have reached an agreement under which approximately 64.6 million Russian registered shares will be purchased by LUKOIL for $3.44 billion. These shares represent a 7.6 percent interest in LUKOIL, or 40 percent of ConocoPhillips’ 163.3 million shares currently owned. This transaction is expected to close in the third quarter of 2010. The remaining 60 percent owned by ConocoPhillips are depositary receipts and are expected to be sold in open market transactions or to LUKOIL by the end of 2011.

Production from the Exploration and Production (E&P) segment for the second quarter of 2010 was 1.73 million barrels of oil equivalent (BOE) per day, compared with 1.87 million BOE per day in the same period in 2009. Approximately 140,000 BOE per day of the decrease was from normal field decline, primarily in North America, the United Kingdom and Norway. In addition, production was negatively impacted 50,000 BOE per day from planned maintenance, primarily reflecting the routine three-year turnaround in the Greater Ekofisk Area in Norway and the full shutdown at Bayu-Undan and the Darwin LNG plant in Australia. New production of 75,000 BOE per day in China, Canada and Indonesia partially offset these decreases. Excluding planned and unplanned downtime, as well as production sharing contract impacts, production for the second quarter of 2010 would have been approximately 1.8 million BOE per day.

In Exploration, ConocoPhillips successfully completed the drilling and testing of the Kronos-1 well on the Greater Poseidon structure off the northwest coast of Australia. Testing has validated the significance of this discovery, and additional appraisal activity is being conducted to fully assess the scope of future development.

In the Eagle Ford shale play, ConocoPhillips continued a five-rig drilling program. During the quarter, the company successfully drilled seven wells and completed five. Given the encouraging results to date, the company has allocated additional capital to this area, bringing the total to $450 million for full year 2010. The company expects to deploy at least five additional drilling rigs prior to year end.

Refining and Marketing (R&M) benefited from improved market conditions, with global refining market crack spreads improving more than 15 percent, compared with the same period last year. Realized refining margins improved more than $550 million and primarily reflect stronger distillate market cracks, as well as increased premium coke production. In the United States, distillate market cracks almost doubled from the low levels experienced a year ago, while internationally they improved nearly 50 percent. Realized marketing margins improved approximately $150 million, compared with a year ago, largely due to favorable market conditions.

The U.S. refining crude oil capacity utilization rate for the second quarter of 2010 was 96 percent, compared with 93 percent for the same period in 2009. The increase primarily reflects less unplanned downtime and turnaround activity. The international refining crude oil capacity utilization rate was 54 percent for the second quarter of 2010, compared with 72 percent for the same period in 2009. The decrease primarily reflects economic run cuts at the Wilhelmshaven Refinery, partially offset by less turnaround activity elsewhere. Excluding Wilhelmshaven, the international capacity utilization rate would have been 88 percent.

“As previously announced, we have cancelled our plans to upgrade Wilhelmshaven and will explore other options to improve shareholder value, including operating the facility as a terminal and pursuing the sale of the asset,” added Mulva. “These moves are consistent with our strategy of improving returns through capital discipline and reducing our downstream presence over time.”

The company’s second-quarter 2010 earnings from the Chemicals, Midstream and LUKOIL segments improved due to market conditions, compared with the same quarter in the prior year.

Adjusted Corporate expenses were $365 million after-tax for the quarter, compared with $157 million of expenses in the previous year. Approximately $150 million of the increase is due to foreign currency losses in the current quarter, compared with gains in the prior year, primarily resulting from the impact of the strengthening U.S. dollar against British pound and Canadian dollar financing transactions. Corporate expenses for the second quarter of 2010 were $389 million, compared with $157 million for the second quarter of 2009.

For the first six-months of 2010, controllable costs adjusted for market conditions, new project scope, and E&P turnaround activity were approximately $300 million lower, or 5 percent, compared with the same period in 2009. The improvement is equally split between the E&P and R&M segments. Controllable costs for the six-month period in 2010 were $6.4 billion, compared with $6.3 billion in the same period in 2009.

The Syncrude and the CFJ sales represent significant progress in achieving the company’s $10 billion disposition program. Proceeds from the program are expected to reach $7 billion to $8 billion by year end and will be targeted toward debt reduction.

ConocoPhillips’ second-quarter results were not significantly impacted by the current U.S. offshore drilling moratorium, as less than one percent of the company’s oil and natural gas production comes from the impacted areas. However, as recently announced, ConocoPhillips is participating with peers in a plan to build and deploy a rapid response system designed to improve the industry’s capability to contain oil in the event of a potential future underwater well blowout in the deepwater Gulf of Mexico.

“There has been heightened public focus on the safety of the oil and gas industry during this past quarter, and we are committed to improve our ability to respond immediately to offshore incidents,” said Mulva. “Safety and environmental stewardship, including the operating integrity of our assets, remain our highest priorities.”

2010 Financial Highlights

Second-quarter 2010 adjusted earnings were $2.5 billion, or $1.67 per share, compared with adjusted earnings of $1.0 billion, or $0.66 per share, for the same period in 2009. Adjusted earnings increased versus the prior year, primarily due to higher commodity prices and global refining and marketing margins, partially offset by lower production volumes. For the second quarter of 2010, ConocoPhillips reported earnings of $4.2 billion, or $2.77 per share, compared with earnings of $0.9 billion, or $0.57 per share, for the same period in 2009.

ConocoPhillips’ adjusted earnings for the first six months of 2010 were $4.7 billion, compared with adjusted earnings of $1.7 billion in the corresponding period of 2009. Adjusted earnings for 2010 were higher than 2009, primarily due to higher commodity prices and global refining and marketing margins, partially offset by higher taxes and lower production volumes. Six-month 2010 earnings were $6.3 billion, compared with $1.7 billion for the same period of 2009.

During the second quarter of 2010, the company generated $3.5 billion in cash from operations and $5.8 billion in cash proceeds from asset dispositions. This cash was used to pay $2.7 billion of debt, fund a $2.2 billion capital program, repurchase $0.4 billion of ConocoPhillips common stock and pay $0.8 billion in dividends. The company had a cash balance of $4.1 billion at quarter end, the majority of which will be used to pay down debt. As of June 30, 2010, debt was $26.3 billion and the debt-to-capital ratio was 28 percent. After considering the ending cash balance, the second-quarter 2010 net-debt-to-capital ratio was 25 percent.

Adjusted Earnings
	Millions of Dollars
	Second Quarter		Six Months
	2010	2009	2010	2009
Exploration and Production (E&P)	$1,517	776	3,432	1,476
Midstream	61	31	138	66
Refining and Marketing (R&M)	736	20	757	225
LUKOIL Investment	430	243	817	251
Chemicals	138	67	248	90
Emerging Businesses	(10)	2	(4)	2
Corporate and Other	(365)	(157)	(673)	(416)
ConocoPhillips	$2,507	982	4,715	1,694

Earnings
	Millions of Dollars
	Second Quarter		Six Months
	2010	2009	2010	2009
Exploration and Production (E&P)	$4,114	725	5,946	1,425
Midstream	61	31	138	154
Refining and Marketing (R&M)	(279)	(52)	(283)	153
LUKOIL Investment	529	243	916	251
Chemicals	138	67	248	90
Emerging Businesses	(10)	2	(4)	2
Corporate and Other	(389)	(157)	(699)	(416)
ConocoPhillips	$4,164	859	6,262	1,659
Certain amounts for 2009 have been recast to reflect the change of recording the company's equity earnings for LUKOIL on a one-quarter lag basis.

ConocoPhillips will host a conference call at 11 a.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the conference call and view related presentation materials, go to www.conocophillips.com and click on the “Investor Information” link. For detailed supplemental information, go to www.conocophillips.com/EN/investor/financial_reports/earnings_reports/Pages/index.aspx.

ConocoPhillips is an integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 29,900 employees, $151 billion of assets, and $181 billion of annualized revenues as of June 30, 2010. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving, expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory activities; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information -- This press release includes the terms adjusted earnings, adjusted earnings per share, and net debt-to-capital ratio. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods. The net-debt-to-capital ratio is an indicator of the company’s intention to utilize the majority of its cash balance to repay debt.

References in the release to earnings refer to net income attributable to ConocoPhillips. Controllable costs include production and operating expenses; selling, general and administrative expenses; and exploration expenses excluding dry hole costs and leasehold impairments.

Reconciliation of Earnings to Adjusted Earnings
Millions of dollars, except per share amounts

	2010		2009
	2Q	Jun YTD	2Q	Jun YTD
Consolidated
Earnings	$4,164	6,262	859	1,659
Less:
Impairments	1,103	1,103	123	123
Cancelled projects	-	110	-	-
Net gain on asset sales/share issuance	(2,894)	(2,894)	-	(88)
Severance accruals	28	28	-	-
Pending claims and settlements	106	106	-	-
Adjusted earnings	$2,507	4,715	982	1,694

Earnings per share of common stock	$2.77	4.17	0.57	1.11

Adjusted earnings per share of common stock	1.67	3.14	0.66	1.13

E&P
Earnings	$4,114	5,946	725	1,425
Less:
Impairments	-	-	51	51
Cancelled project	-	83	-	-
Net gain on asset sales	(2,679)	(2,679)	-	-
Pending claims and settlements	82	82	-	-
Adjusted earnings	$1,517	3,432	776	1,476

Midstream
Earnings	$61	138	31	154
Less: Gain on share issuance by equity affiliate	-	-	-	(88)
Adjusted earnings	$61	138	31	66

R&M
Earnings (loss)	$(279)	(283)	(52)	153
Less:
Impairments	1,103	1,103	72	72
Cancelled project	-	25	-	-
Net gain on asset sales	(116)	(116)	-	-
Severance accruals	28	28	-	-
Adjusted earnings	$736	757	20	225

LUKOIL Investment
Earnings	$529	916	243	251
Less: Net gain on asset sales	(99)	(99)	-	-
Adjusted earnings	$430	817	243	251

Corporate
Earnings (loss)	$(389)	(699)	(157)	(416)
Less:
Pending claims and settlements	24	24	-	-
Cancelled project	-	2	-	-
Adjusted earnings (loss)	$(365)	(673)	(157)	(416)
Certain amounts for 2009 have been recast to reflect the change of recording the company's equity earnings for LUKOIL on a one-quarter lag basis.

CONTACT:
ConocoPhillips
Nancy Turner, 281-293-1430 (media)
nancy.e.turner@conocophillips.com
or
Clayton Reasor, 212-207-1996 (investors)
c.c.reasor@conocophillips.com